August 14, 2007

Mr. Vasant Prabhu
Executive Vice President and Chief Financial Officer
Starwood Hotels and Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, NY 10604

Dear Vasant,

This letter supplements the letter dated November 13, 2003 from Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) to you that sets forth the terms of your employment with the Company (the “Employment Letter”) and documents the agreement previously agreed to between you and the Company.

In the event that the Company terminates your employment for any reason other than “cause” or you terminate your employment for “good reason” (as such terms are defined in the Employment Letter), in addition to the payments and benefits provided in such circumstances under the Employment Letter, 50% of the stock options (determined on a tranche by tranche basis) that have been granted to you under any of the Company’s benefit plans and which remain unvested on the date of termination shall become vested and exercisable as of the date of termination.

Except as modified by this letter, the Employment Letter remains in full force and effect.

By signing and returning this letter, you confirm that this letter accurately sets forth the understanding between you and the Company and that you accept and agree to the terms as set forth above.

Very truly yours,

Kenneth S. Siegel

Chief Administrative Officer and General Counsel

Accepted and Agreed:

Vasant Prabhu